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                                                                  EXHIBIT (d)(3)

                                    AGREEMENT


         AGREEMENT, dated as of [October] __, 2001 ("Agreement") between Brightpoint, Inc., a Delaware corporation ("Brightpoint") and [Name of Executive Officer] ("[Officer]").

         WHEREAS, the Compensation Committee of the Board of Directors (the "Committee") has effective August 30, 2001, authorized the grant of options ("August 2001 Options") under each of Brightpoint's 1994 Stock Option Plan and 1996 Stock Option Plan to certain of its employees (including executive officers); and

         WHEREAS, the Committee determined that [Officer] be entitled to ___________ of the August 2001 Options (the "[Officer] Options") but has deferred the grant of [Officer] Options to [Officer] until after the Cancellation Date (as such term is defined in the Offer to Exchange filed with the Securities and Exchange Commission ("SEC") on August 31, 2001, as the same may be amended from time to time (the "Offer to Exchange")) relating to Brightpoint's tender offer to exchange options held by certain employees and directors (the "Exchange Offer"); and

         WHEREAS, [Officer] has elected to participate in the Exchange Offer by tendering certain of his eligible options which have been accepted by Brightpoint for cancellation; and

         WHEREAS, as a result of [Officer]'s participation in the Exchange Offer [Officer] will not be eligible to receive his grant of [Officer] Options until the Replacement Grant Date (as such term is defined in the Offer to Exchange); and

         WHEREAS, for the purpose of making the calculation provided for in
Section 9(d)(ii)(B) of [Officer]'s Amended and Restated Employment Agreement, dated July 1, 1999, as further amended on January 1, 2001 (the "Employment Agreement"), the parties hereto wish to treat the [Officer] Options as having been granted as of August 30, 2001.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants of this Agreement, the parties hereto agree as follows:

         1. [Officer] acknowledges and agrees that as a result of the cancellation by Brightpoint of his eligible options tendered in accordance with the Exchange Offer, [Officer] will not be eligible to receive the grant of his [Officer] Options until the Replacement Grant Date; provided, further, that [Officer] remains an employee or director of Brightpoint, as the case may be, through the Replacement Grant Date.

         2. Brightpoint hereby acknowledges and agrees that for the purpose of making the calculation provided for in Section 9(d)(ii)(B) of [Officer]'s Employment Agreement, Brightpoint will treat the [Officer] Options as having been granted on August 30, 2001.

         3. This Agreement constitutes the entire agreement between the undersigned and Brightpoint. This Agreement may only be amended by means of a writing signed by [Officer] and a duly authorized officer of Brightpoint.


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         4. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

         5. This Agreement shall be for the benefit of and be binding upon, the parties hereto and their respective heirs, legal representative, successors and permitted assigns.

         6. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

         7. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                           BRIGHTPOINT, INC.



                                           By:
                                                --------------------------------
                                                 Name:
                                                 Title:




                                           -------------------------------------
                                           [Officer]